Blue Sphere Corporation 8-K

Exhibit 10.02

SHARE PURCHASE AGREEMENT

relating to the purchase of 100% of the share capital of ENERGYECO S.r.l.

June 29, 2017

Content

SECTION 1 - RECITALS, EXHIBITS AND DEFINITIONS	p. 2

SECTION 2 - PURCHASE AND SALE OF THE SHARES	p. 7

SECTION 3 - PURCHASE PRICE	p. 8

SECTION 4 - CONDITIONS PRECEDENT	p. 9

SECTION 5 - PRE-CLOSING COVENANTS	p. 12

SECTION 6 - CLOSING	p. 12

SECTION 7 - PUCHASE PRICE ADJUSTMENT	p. 14

SECTION 8 - REPRESENTATIONS AND WARRANTIES	p. 15

SECTION 9 - INDEMNIFICATION OBLIGATIONS	p. 23

SECTION 10 - ACTIONS AND CONDUCT OF THE SPV UNTIL CLOSING	p. 28

SECTION 11 - CERTAIN CLOSING UNDERTAKINGS	p. 29

SECTION 12 - GENERAL PROVISIONS	p. 29

Exhibits	p. 33

List of Exhibits

Exhibit C	Original Shareholders’ declaration

Exhibit 3.2	Shareholders’ loans existing at Closing Date

Exhibit 3.3.3	Guarantee Assignment Agreement

Exhibit 4.1(C)	Plant Test Procedure

Exhibit 4.1(J)	No outstanding claim declaration

Exhibit 6.2(A)(ii)	Letter of resignation of the Directors of the SPV

Exhibit 6.2(A)(iv)	Guaranteed Plant Operation Management Agreement

Exhibit 8.1(vii)	Balance Sheets

Exhibit 8.1(vii)bis	Interim Financial Statements

Exhibit 8.1(xiv)	Contracts

Exhibit 8.1(xvi)	SPV’s Bank accounts

Exhibit 8.1(xviii)	Insurance

Exhibit 8.1(xix)	Leased Properties

Exhibit 8.1(xxiv)	Due Diligence information

SHARE PURCHASE AGREEMENT

by and between

BLUE SPHERE Corp., incorporated and existing under the laws of U.S., having its registered office at 301 McCullough Drive 4th. Floor, Charlotte, NC 28262, represented by Mr. Shlomo Palas, born [     ], resident in 17 Etrog St., Rosh Hayyn (Israel), acting in his capacity of CEO and legal representative of the company, duly empowered for the purposes hereof (hereinafter referred to as the “BUYER”)

- on one side -

and

PRONTO VERDE A.G., incorporated and existing under the laws of Switzerland, having its registered office in Aurdorf (UR), Bahnhoffplatz, 3, represented by Mr. Giovanni Di Vincenzo, born in [     ], acting as chief executive officer of the company, duly empowered for the purposes hereof (hereinafter referred to as the “SELLER”);

- on the other side -

(hereinafter, the BUYER and the SELLER, collectively referred to as the “PARTIES” and individually as the “PARTY”).

WHEREAS:

A.	Energyeco S.r.l. is a limited liability company (“società a responsibilità limitata”), organized under the laws of Italy, with registered office at Via Cesare Cattaneo, 8, Cantu’ (CO), Italy, with fully paid-in share capital of EUR 50,000.00 (fifty thousand/00), registered with the Companies’ Register of Como under No. 305519 and having tax code number 03274320138 (hereinafter referred to as “SPV”);

B.	the SPV owns and operates a 1MW plant for the production of electricity from vegetal oil located in Cantù (CO), Via Cesare Cattaneo, 8 (hereinafter referred to as the “PLANT”);

C.	the SELLER has entered into a share purchase agreement with Itaca S.r.l., Nevada Immobiliare S.r.l., Mrs. Erika Cavaliere; Mr. Cesare Pagani and Mrs. Alessandra Maria Cristina Pagani (hereinafter referred to as the “ORIGINAL SHAREHOLDERS”) regarding the purchase of the entire capital of the SPV – as confirmed by the written declaration executed by ORIGINAL SHAREHOLDERS attached hereto as Exhibit C - and at the CLOSING DATE (as hereinafter defined) will own - and intends to sell its entire participation, constituting 100% (one hundred per cent) of the share capital of the SPV (hereinafter referred to as the “SHARE”);

D.	prior to the execution of this agreement, the BUYER has had the opportunity to conduct, with the assistance of its advisors, a legal, technical, tax and accounting due diligence on the requested documentation, as made available by the SELLER, and by visiting on site the PLANT (“Due Diligence”); the BUYER, further to the Due Diligence, has decided to enter into this Share Purchase Agreement;

E.	subject to the terms and conditions contained herein, the SELLER intends to sell to the BUYER, and the BUYER, intends to purchase from the SELLER, the SHARE.

Now, therefore, the PARTIES agree as follows:

SECTION 1 - RECITALS, EXHIBITS AND DEFINITIONS

1.1	In addition to other terms defined elsewhere in this Share Purchase Agreement, the following terms shall have the following meanings:

AGREEMENT	means this Share Purchase Agreement by and between the SELLER and the BUYER, including its recitals and Exhibits, as it may be amended from time to time;

BALANCE SHEETS	means the balance sheets as of December 31st, 2016 of the SPV attached hereto as Exhibit 8.1(vii);

BUSINESS DAY	means any calendar day on which banks are open for business in Milan, Italy and in Israel;

CHANGE OF CONTROL CONTRACT	means all contracts entered into by the SPV with third parties and/or by the SELLER with reference to the SPV (i) which require a consent of such third parties to the transaction contemplated herein (and in this case the BUYER shall cooperate with the SELLER, in order to achieve the aforementioned consent), or (ii) which require any prior notification of the transaction contemplated herein to such third parties;

CLOSING	means the set of actions described in Section 6 below;

CLOSING DATE	means the date on which the CLOSING will take place pursuant to Section 6 below;

CONDITIONS PRECEDENT	means all conditions precedent, as set forth in Section 4 below, upon which the CLOSING and the transfer of the SHARES are conditional;

GUARANTEED PLANT OPERATION MANAGEMENT AGREEMENT (GPOMA)	means the guaranteed plant operation management agreement in the form attached hereto as Exhibit 6.2(A)(iv);

ENVIRONMENTAL AND HEALTH AND SAFETY LAWS	means all Laws concerning environmental, health and safety, and risk prevention matters applicable to the business and operation of the SPV, including without limitation: safety and hygiene at work provisions, fire prevention, emissions, discharges or releases of pollutants, contaminants or Hazardous Materials into the environment or otherwise relating to the manufacture, processing, storage, transport or disposal of Hazardous Materials;

GAAP

means the Italian generally accepted accounting principles approved by the Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri, as supplemented by the principles specified by the Organismo Italiano di Contabilità or, in their absence, the accounting principles prepared by the International Accounting Standard Board (I.A.S.B.), consistently applied by the SPV in the preparation of its financial statements;

HAZARDOUS MATERIAL	means any substance, chemical or waste (including, without limitation, asbestos, polychlorinated biphenyls (PCBs) and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics or otherwise) as hazardous, toxic or dangerous, or as pollutant or contaminant under applicable laws at the date hereof applicable to Plant, if any;

INTERIM FINANCIAL STATEMENTS	means the financial statements as of 30 June 2017 of the SPV attached hereto as Exhibit 8.1(vii)bis;

LOSSES	means any liabilities, obligations, losses, damage, charges, costs (including reasonable defence costs), expenses of any type, nature and amount;

MATERIAL ADVERSE CHANGE	means any change or effect that, individually or in the aggregate, has had or would be expected to have a material adverse effect on the business, assets or liabilities of the SPV, taken as a whole; excluding any change or effect arising out of or related to: (i) the announcement of this AGREEMENT or the pendency or consummation of the transactions contemplated hereby; (ii) a change in Law or accounting standards, principles or interpretations thereof applicable to the SPV after the date hereof, (iii) changes generally applicable to financial, economic, political or similar conditions (including acts of war, armed hostilities, terrorism, weather conditions or any other force majeure), (iv) changes or conditions generally applicable in the industries in which the SPV operates, (v) any actions taken, or failure to take action, or such other changes, in each case, either pursuant to this AGREEMENT or which BUYER has approved, consented to or requested in writing, (vi) any failure by the SPV to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

MATERIAL EVENT

means:

(a)       the SPV (i) being in a state of winding up or liquidation, (ii) being insolvent or in any of the situations mandatorily demanding under applicable laws reductions of its capital or a recapitalization or in any event yielding a negative net asset value, (iii) being subject to bankruptcy or subject to any insolvency or pre–insolvency procedures, liquidation or composition with creditors (e.g., fallimento, insolvenza, liquidazione, concordato preventivo) or restructuring agreement, or have any legal proceedings or other enforcement measures for a value exceeding Euro 50,000,00 (fifty thousands/00) initiated or applied for with respect to any of its properties or other assets, (iv) having applied for admission to any insolvency procedures (including bankruptcy), or having any such application or petition been filed or threatened in writing by any third party or having any meeting for the winding up being convened, and, in general, there being any reason which could justify the application of the above mentioned procedures; or

(b)       any lien on assets of the SPV being created or threatened to be created in connection with payment obligations in excess of EUR 50,000,00 (fifty thousands/00); or

(c)       the SPV receiving written notice of any alleged fact giving rise to any liability in excess of EUR 50,000,00 (fifty thousands/00) as a consequence of any personal injury or property damage to a third party (including SPV employees or its contractors), or being anyhow involved, at any title, in any dispute regarding alleged potential or actual danger or injury to health; or

(d)       any action of a civil, criminal or administrative nature by or before any Authority being brought or threatened against or involving the SPV, provided that, in connection with actions of a civil nature only, a liability may, arise to the SPV in excess of EUR 50,000,00 (fifty thousands/00);

NET FINANCIAL POSITION (“NFP”)

means the aggregate amount of the following: a) total cash position (cash, cash equivalents and marketable securities) + b) short term or long term receivables against banks and further financial entities + c) public bonds or other debt securities – d) short term or long term debts against Banks or other financial institutions;

NET WORKING CAPITAL (“NWC”)

means the aggregate amount of the following: a) receivables against the State and Public Entities for taxes (VAT included) + b) receivables against Gestore Servizi Elettrici and other clients + c) book value of the inventory + d) accrual and deferrals pertaining taxes of 2016 and previous years in fiscal consolidation - e) debts against suppliers; - f) debts against employees; - g) debts against social security entities - h) accrual and deferrals pertaining debts;

PERSON	means any individual, corporation, partnership, firm, association, trust, unincorporated organization or other entity;

REFERENCE DATE	means June 30th, 2017;

SHARE	means the share of the entire capital of the SPV owned by the SELLER and representing 100% (one hundred per cent) of the SPV corporate capital;

SELLER BANK ACCOUNTS

means the bank accounts designated by the SELLER for the payments pursuant to this AGREEMENT at the following banks and having the following details:

- Banca dello Stato del Canton Ticino

Iban: [  ]

BIC/SWIFT: [  ];

TAX	means all state or local taxes, social security contributions, fees, levies or other fiscal assessments and duties imposed by any federal, national or local taxing authorities, including (without limitation) all income taxes, gross receipts, transfer, recording, license, withholding, payroll, stamp, occupation and property taxes, excise or customs duties, sale, use, VAT and franchise taxes or other similar fees, assessments and charges, however denominated, together with all interest, penalties, surcharges, additions to tax or additional amounts imposed by any governmental authority pertaining to the present and past activities, acts, events, omissions or corporate and contractual transactions performed or in any case carried out by and/or in the name or on behalf of the SPV.

1.2	References to this AGREEMENT, include the recitals and Exhibits which form part of this AGREEMENT for all purposes. Section headings are inserted for ease of reference only and shall not affect construction.

1.3	Rules of construction

(i)	Recitals of and Exhibits to this AGREEMENT constitute an integral, essential and unseverable part hereof.

(ii)	All references herein to Recitals, Sections and Exhibits will be deemed references to the corresponding recitals to, sections of, and exhibits to, this AGREEMENT.

(iii)	The table of contents and the descriptive headings contained in this AGREEMENT are for reference purposes only and will not affect the meaning or interpretation of this AGREEMENT.

(iv)	Reference to any PERSON includes such PERSON’s successors and assigns but, if applicable, only if and to the extent such successors and assigns are not prohibited by this AGREEMENT.

(v)	The definitions set forth or referred to in Section 1.1 will apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, where the context so permits. The words “herein”, “hereof” and “hereunder” and words of similar import will be construed to refer to this AGREEMENT in its entirety and not to any specific part thereof, unless the context otherwise requires.

(vi)	Unless the context otherwise requires, any reference to any Law, agreement or other instrument are made to it as amended and supplemented from time to time (and, in the case of a Law, to any successor provisions) until the date of this AGREEMENT.

(vii)	The obligation of a PARTY to use his/her/its “best efforts” to accomplish an objective will be construed as an obligation to take the actions that a party, subject to the high diligence required by the context, would be expected to take in its own interest in order to achieve such objective, but in no event as an absolute obligation to ensure that such objective is, in fact, achieved.

(viii)	The words “will procure” or “will cause” (or any expression of similar import) and, in general, any undertaking regarding things to be done (or not done) by another PERSON will be construed as an absolute obligation to achieve the result that the relevant thing be done (or not done) as specified. The fact that the result is not achieved constitutes a breach of such obligation regardless of the efforts or diligence used by the relevant PARTY in the attempt to cause that the relevant thing be done (or not done) as specified and Article 1381 of the ICC will apply.

(ix)	Any reference contained in this AGREEMENT to a “day” or number of “days” (without the explicit qualification of BUSINESS DAY) will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be, or may be, taken or given on or by a particular calendar day, and such calendar day is not a BUSINESS DAY, then such action or notice will be deferred until the next BUSINESS DAY. Without prejudice to the foregoing, Article 2963 of the ICC will apply to all computation of terms under this AGREEMENT.

(x)	The language of this AGREEMENT will, in all cases, be construed as a whole, according to its fair meaning and without implying a presumption that the terms hereof should be construed against one PARTY, as opposed to the others, by reason of the rule of construction that a document is to be construed against the PARTY that has prepared the same, it being understood and acknowledged that representatives and advisors of each PARTY have participated in the negotiation and preparation of this AGREEMENT.

SECTION 2 - PURCHASE AND SALE OF THE SHARES

2.1	Subject to the terms and conditions contained in this AGREEMENT, at CLOSING the SELLER shall sell, and the BUYER, shall purchase, all rights, titles and interests to the SHARE of the SPV and BUYER shall pay to SELLER a cash amount equal to the PURCHASE PRICE (as eventually modified as ADJUSTED PRICE pursuant to Section 7 below).

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SECTION 3 - PURCHASE PRICE

3.1	For the purchase of SHARE, the PARTIES have agreed on an overall consideration (hereinafter, the “PURCHASE PRICE”) to be calculated on the basis of the CLOSING FINANCIAL STATEMENTS provided for by Section 7.2 according to the following formula.

PP = IPP + NFP + NWC

Where:

PP = PURCHASE PRICE

IPP = the initial purchase price equal to EUR 2,200,000.00 (two million three hundred fifty-eight thousand/00) (hereinafter referred to as “INITIAL PURCHASE PRICE”);

NFP = Net Financial Position at CLOSING;

NWC = Net Working Capital at CLOSING;

3.2	The PARTIES hereby represent and acknowledge that the INITIAL PURCHASE PRICE has been determined on the assumption that (i) the SPV does not have any outstanding loan or any other type of debt nor any receivable nor any payment obligations to related parties, (ii) the SPV and PV will enter into an agreement for the operational management of the Plant in which PV will guarantee the achievement of an agreed yearly Plant’s EBITDA result according to the text enclosed herewith as Exhibit 6.2(A)(iv) and (ii) the CLOSING will take place no later than 90 (ninety) days from the date of execution of this AGREEMENT. Any variation on the above assumption will trigger the application of the adjustment mechanism provided for by Section 7 hereinafter and the reduction provided for by Section 4.1.(B), last paragraph. The PARTIES acknowledge that the PURCHASE PRICE includes the assignment to the BUYER of any Shareholders’ loan existing at CLOSING DATE as specified in Exhibit 3.2.

3.3	Payments

3.3.1	As soon as possible but in any event no later than July 13, 2017, BUYER will pay to the SELLER on the SELLER’s BANK ACCOUNT the amount of EURO 150,000.00 (onehundredfiftythousand/00). This amount – in case of materialization of the CONDITIONS PRECEDENT provided for in Section 4 and consummation of the CLOSING - will be considered as anticipated payment on account of the ADJUSTED PRICE (hereinafter referred to as “PRICE ANTICIPATION”).

3.3.2	Should the CLOSING not take place because of a SELLER’s breach or non-materialization of a CONDITION PRECEDENT within the agreed term, the SELLER shall pay and reimburse to the BUYER the amount of the PRICE ANTICIPATION amount.

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3.3.3	As a guarantee for the payment of the amount provided for in Section 3.3.2, the PARTIES covenant and agree, also departing from Sections 1243 and sequent of the Italian Civil Code, that the BUYER shall be entitled to set off the PRICE ANTICIPATION amount with any receivables, even if not due and collectable, of the SELLER towards the BUYER and/or any entity controlled by or pertaining to the same group of companies of the BUYER up to the amount of Euro 150,000.00 (including, without limitation, any credit of the SELLER towards BUYER and/or any entity controlled by or pertaining to the same group of companies of the BUYER related to the acquisition of FUTURIS PAPIA S.p.A.).

3.3.4	The PURCHASE PRICE shall be paid to the SELLER on the SELLER’s BANK ACCOUNTS as follows:

(a)	at CLOSING DATE, for an amount (the “CLOSING PAYMENT”) equal to the IPP less (i) the amount that shall be loaned to the SPV in order to re-pay the LOAN AGREEMENTS including all ancillary costs related to them as specified in the CONFIRMATION LETTER; (ii) the amount of the PRICE ANTICIPATION; (iii) Euro 60,000.00 (sixty thousand/00), equal to the amount of the brokerage fee to be paid by SELLER, that shall be assumed by the BUYER executing the debt assumption deed substantially in the form attached hereto as Exhibit 3.3.4; and (iv) Euro 100,000.00 (one hundred thousand/00) that shall be paid into the Escrow Account provided for under Section 8 of the GPOMA.

(b)	the balance, if any, of the PURCHASE PRICE shall be paid to the SELLER in installments proportionally and pari passu with the collection by the SPV of the receivables included in the CLOSING FINANCIAL STATEMENTS and in any case within 90 (ninety) days from the CLOSING DATE.

3.4.	The different amount – if any – that will result from the application of the adjustment mechanism provided for in Section 7 (hereinafter referred to as the “ADJUSTED PRICE”), shall be paid within the terms provided under Section 7.

SECTION 4 - CONDITIONS PRECEDENT

4.1	The CLOSING and the transfer of the SHARE are conditional upon the occurrence of all the conditions precedent (hereinafter referred to as the “CONDITIONS PRECEDENT”) that:

(A)	if necessary, for the CHANGE OF CONTROL CONTRACTS, the SELLER caused the SPV to (i) obtain the necessary consent from its counterpart, in such cases where consent is required, or (ii) notify its counterpart, in such cases where pure notification is required and has delivered written evidence thereof to the BUYER;

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(B)	with regard to (i) the loan agreement entered into on July 15th, 2011 with Banca Popolare di Sondrio and (ii) the loan agreement entered into on October 28th, 2013 with BCC di Barlassina (hereinafter referred to as the “LOAN AGREEMENTS”) and all other contracts, deeds and agreements connected or related to the LOAN AGREEMENTS, the SELLER has obtained from each of the lending banks and delivered to the BUYER a written document (hereinafter referred to as the “CONFIRMATION LETTER”) stating:

(i)	the bank’s consent to the consummation of the sale transaction provided under this AGREEMENT;

(ii)	the confirmation that bank acknowledges and accepts that the SPV, at the CLOSING DATE, or immediately after, will proceed with the anticipated re-payment of the loan;

(iii)	the confirmation by the bank of the amount to be paid for the earlier repayment of the loan at the CLOSING DATE (principal, interest matured, commissions, any penalty for earlier repayment and any other costs);

(iv)	the declaration that with the payment under (iii) above the lending bank will release and fully discharge the SPV, the SELLER and the BUYER from any commitment or obligation under the LOAN AGREEMENTS, having the LOAN AGREEMENTS been terminated.

(C)	the SELLER delivers to the BUYER a copy of the final positive test report of the PLANT, performed and accepted by PROTOS S.p.A. according with the procedure attached hereto under Exhibit 4.1(C) evidencing, as per terms thereof, that: (i) all the PLANT works indicated thereunder have been completed, (ii) the PLANT is fully and regularly operating in compliance with all applicable rules and regulations and it has obtained all the necessary permits and authorizations indicated thereunder;

(D)	all the representations and warranties of the SELLER under Section 8 below are true and correct on and as of the REFERENCE DATE and the CLOSING DATE with the same effect as though such representations and warranties had been made on and as of such date;

(E)	on the CLOSING DATE the SELLER delivers to the BUYER a written declaration stating that no MATERIAL EVENT has occurred and is outstanding as at such date, it being in any event understood that the SELLER will promptly inform the BUYER of any MATERIAL EVENT occurring between the REFERENCE DATE and the CLOSING DATE;

(F)	the SELLER delivers to the BUYER: (i) a copy of the settlement agreement between the SPV and Mrs. Erika Cavaliere, formalized in compliance with the provisions of Article 410 of the Italian Civil Procedure Code, defining terms and conditions of the termination of the employment relationship between the SPV and Mrs. Erika Cavaliere and (ii) a declaration from Mrs. Erika Cavaliere attesting that the SPV has duly performed all its obligations under the settlement agreement and that she is fully satisfied

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(G)	the SELLER delivers to the BUYER a written declaration stating that at the CLOSING DATE no objection or claim having been raised by the GSE with respect to the validity and effectiveness of authorizations, permits and licenses issued in favor of the SPV;

(H)	the SELLER delivers to the BUYER a valid and binding lease agreement entered into by the SPV and concerning the premises used by the SPV for the PLANT, substituting and novating the existing lease agreement, at the same economic rent conditions, but for duration up to 9 years renewable for a period of time sufficient to cover the remaining validity of the power purchase agreement with the GSE up to its natural expiration, without the possibility of earlier termination or withdrawal by the landlord for the entire term of the lease agreement, or the SELLER has delivered to the BUYER an indemnity letter whereby SELLER undertakes to indemnify and keep BUYER and/or the SPV harmless from any liability, costs and negative consequences deriving or connected with the expiration or termination of the lease agreement, with the exclusion of termination because of the SPV’s fault, prior to the term of the power purchase agreement with GSE;

(I)	the SELLER delivers to the BUYER a tax certificate issued by the competent tax authorities and updated to 30 June 2017, evidencing that the SPV is compliant with tax payment and has no outstanding debts or disputes towards tax authorities;

(J)	the SELLER delivers to the BUYER a written declaration executed by all the ORIGINAL SHAREHOLDERS of the SPV in the form attached hereto as Exhibit 4.1.(J) confirming that they do not have any outstanding claim towards the SPV.

4.2	Each PARTY undertakes to use all reasonable endeavors to ensure that the CONDITIONS PRECEDENT are fulfilled as soon as reasonably practicable and in any event by and not later than 90 days from execution of this AGREEMENT. Each Party, to the applicable extent, shall perform all actions that may be necessary or useful in order to fulfill the CONDITIONS PRECEDENT.

4.3	The PARTIES acknowledge and agree that the CONDITIONS PRECEDENT are provided for in the exclusive interest of the BUYER, with the exception of the CONDITIONS PRECEDENT set forth by Section 4.1 (F) that are provided in the interest of both the BUYER and the SELLER. The BUYER shall, in its absolute discretion, waive the CONDITIONS PRECEDENT under Section 4.1 letters (A), (B), (C), (D), (E), (G), (H), (I), (J) either in whole or in part, at any time by notice in writing to the SELLER, provided that no waiver, in all or in part, of the CONDITIONS PRECEDENT set forth in Section 4 will release the SELLER form any liability under Section 9 nor limit that liability in any manners.

4.4	In the event that any of the CONDITIONS PRECEDENT shall not have been fulfilled (or waived pursuant to Section 4.3 above) within 90 days from the execution of this AGREEMENT, then the PARTIES shall not be bound to proceed with the sale and purchase of the SHARE and this AGREEMENT shall cease to be effective at such time and shall stop being effective, save for those clauses listed or referred to in Section 12 below (which shall remain in force) and for SELLER obligations under Section 3.3.2 and 3.3.3. In such case, each PARTY shall bear its own expenses and costs already occurred reciprocally waiving any claim, request of indemnity or damages.

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SECTION 5 - PRE-CLOSING COVENANTS

5.1	The SELLER undertakes to deliver to the BUYER, prior to the CLOSING DATE, the CLOSING FINANCIAL STATEMENTS provided for by Section 7.2.

SECTION 6 - CLOSING

6.1	Without prejudice to the provisions of Section 4, the CLOSING shall take place on the CLOSING date at the office of a Notary Public chosen by the BUYER in Milan, but in any event within 90 (ninety) days from the date of execution of this AGREEMENT (the “CLOSING DATE”). The BUYER shall transmit to SELLER confirmation of place and date of CLOSING by a written notice delivered to the SELLER at least twenty (20) days before CLOSING DATE.

6.2	At CLOSING:

(A)	the SELLER shall:

(i)	execute a notarial deed of transfer of the SHARE (hereinafter referred to as the “DEED OF TRANSFER”), containing terms and conditions in line with best market standard practice for transactions like the transactions at issue, that shall be kept in trust by the Notary until payment of the CLOSING PAYMENT has been confirmed;

(ii)	deliver to the BUYER the letters of resignation of all directors of the SPV substantially in the form attached hereto as Exhibit 6.2(A)(ii), with effect as of the CLOSING DATE; such resignation letters shall contain a clause in which the resigning directors confirm that they have no claim against the SPV (except for the emolument/costs reimbursements already resolved, accrued and still outstanding, if any, which amount shall have to be specifically indicated);

(iii)	cause the shareholders’ meeting of the SPV to resolve upon the appointment as new directors of the SPV the individuals designated by the BUYER in a written notice delivered to the SELLER at least ten (10) days before CLOSING;

(iv)	execute and cause the SPV to execute the GUARANTEED PLANT OPERATION MANAGEMENT AGREEMENT in the form hereto attached as Exhibit 6.2(A)(iv);

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(v)	cause the SPV takes all the appropriate corporate actions to (i) enter into the BUYER SH LOAN (as defined below), (ii) use the funds of the BUYER SH LOAN to immediately re-pay to the relevant banks the amount due as specified in the CONFIRMATION LETTERS for the earlier repayment of the LOAN AGREEMENTS, requesting to each of the relevant bank to release a written confirmation that (i) the loan has been entirely re-paid, (ii) the bank does not have any outstanding amount or claim towards the SPV or its guarantors (the “QUITTANCE”);

(vi)	cause the SPV, using the funds of the BUYER SH LOAN transferred on its bank account as per point (B) (viii) hereinafter, to immediately re-pay the LOAN AGREEMENTS;

(B)	the BUYER shall:

(i)	pay to the SELLER the part of the PURCHASE PRICE due at CLOSING as set forth in Section 3.3 above (i.e. the CLOSING PAYMENT) by wire transfer of immediately available funds, to an account designated by SELLER at the CLOSING DATE, giving evidence thereof;

(ii)	execute the DEED OF TRANSFER;

(iii)	deliver or make available to SELLER a copy of the resolutions of the board of directors (or similar governing body) of BUYER authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby;

(iv)	attend a shareholders’ meeting of the SPV resolving upon (i) the appointment of the persons designated by the BUYER prior to the CLOSING DATE as directors to be appointed in place of the resigning directors,

(v)	enter into a shareholders’ loan with the SPV for an amount equal to the amount of the LOAN AGREEMENTS specified in the CONFIRMATION LETTERS (hereinafter referred to as the “BUYER SH LOAN”);

(vi)	cause the SPV to take all the appropriate corporate actions to (i) enter into the BUYER SH LOAN, (ii) use the funds of the BUYER SH LOAN to immediately re-pay to the relevant banks the amount due as specified in the CONFIRMATION LETTERS for the earlier repayment of the LOAN AGREEMENTS, requesting to each of the relevant bank to release the QUITTANCE;

(vii)	transfer the amount indicated in the CONFIRMATION LETTER for the earlier repayment of the LOAN AGREEMENTS to the SPV’s bank account;

(viii)	cause the SPV, using the funds of the BUYER SH LOAN transferred on its bank account as per point (viii) above, to immediately re-pay the LOAN AGREEMENTS;

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(ix)	take any action to be taken and deliver all other instruments, agreements, certificates and documents required to be delivered on or prior to the CLOSING DATE pursuant to this Agreement; and

(x)	pay or cause to be paid the appropriate entities or persons and in the appropriate manner, any stamp, transfer or similar taxes or charges however levied by any governmental authority on the transfer of the SHARE, to be incurred in relation to such transfer.

6.3	At the CLOSING DATE, all rights and interests attached to the SHARE of the SPV shall be transferred to the BUYER, including, without limitation, the existing and outstanding shareholders’ loans.

6.4	The PARTIES acknowledge that all the actions described in Section 6.2 above will be considered as simultaneously undertaken and that each of them is of essence. Failure by one or more PARTIES to properly and fully accomplish any of such actions and/or any other action under this Section 6 will entitle the non-defaulting PARTY not to proceed with CLOSING, and to claim damages from the defaulting PARTY.

6.5	Following the CLOSING, BUYER shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by SELLER, to confirm and assure the rights and obligations provided for in this AGREEMENT and render effective the consummation of the transactions contemplated hereby or thereby;

6.6	At CLOSING DATE, the BUYER and the SELLER will retain the auditing firm BDO Italia S.p.A. (or another auditing firm having the same standing, that will be indicated by the BUYER, hereinafter the “AUDIT FIRM”), to prepare a CLOSING STATEMENT REVIEW as defined in Section 7.3.

SECTION 7 - PURCHASE PRICE ADJUSTMENT

7.1	The SELLER guarantee that the SPV at the CLOSING DATE is in an “Ongoing Concern” situation (i.e. it is regularly and continuously operating in full compliance with granted authorizations, capable of regularly and timely paying its suppliers and debts).

7.2	In order to evidence the existence of the requirements indicated in Section 7.1, and to fix the PURCHASE PRICE at least fifteen (15) days before the CLOSING DATE the SELLER shall deliver to the BUYER a financial statements of the SPV as of the twenty (20) days prior to the CLOSING DATE (hereinafter referred to as the “CLOSING FINANCIAL STATEMENTS”).

7.3	The AUDIT FIRM, no later than (60) days after the CLOSING DATE, shall prepare and deliver to the PARTIES a financial statement updated to the CLOSING DATE (hereinafter referred to as the “CLOSING STATEMENT REVIEW”) that shall evidence the difference, if any, concerning the calculation of the PURCHASE PRICE and, accordingly, proceed with the calculation of the ADJUSTED PRICE (hereinafter referred to as “AP Adjustment”).

7.4.	The PARTIES agree that in the event the AP Adjustment evidences a negative or positive adjustment with respect to the ADJUSTED PRICE:

(i)	in the event the AP Adjustment evidences a reduction of the ADJUSTED PRICE, the SELLER shall pay the AP Adjustment amount to the BUYER;

(ii)	in the event the AP Adjustment evidences an increase of the ADJUSTED PRICE, the BUYER shall pay the AP Adjustment amount to the SELLER.

7.5.	The payment of the amount under:

(i)	Section 7.4(i) shall be made by the SELLER, either by payment in cash or by set-off with any amount due by BUYER to SELLER, within 15 (fifteen) BUSINESS DAYS from the receipt of the CLOSING STATEMENT REVIEW pursuant to Section 7.3 above;

(ii)	Section 7.4(ii) shall be made by the BUYER pari passu and shall be subject to the collection by the SPV of the receivables against the GSE, as indicated in Section 3.3 (iii) and, in any case within 30 (thirty) BUSINESS DAYS from the receipt of the CLOSING STATEMENT REVIEW pursuant to Section 7.3 above.

SECTION 8 - REPRESENTATIONS AND WARRANTIES

8.1	The SELLER hereby represents and warrants to the BUYER that each of the statements contained in this Section is true and correct as of the date hereof and will be so as of the CLOSING DATE, as if such representation and warranty had been given on such date (unless it is specifically provided for that a representation shall be made as of a different date):

(i)	Authorization. The SELLER is duly organized, validly existing and in good standing under Swiss laws, and as set forth in its by-laws, as currently in force. The SELLER has full power, authority and capacity to enter into and perform this AGREEMENT. All corporate acts and other proceedings required to be taken by or on behalf of the SELLER to authorize it to enter into this AGREEMENT and to carry out the transactions contemplated herein have been duly and properly taken. No application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any Authority is required of the SELLER or the SPV in connection with the execution and performance of this AGREEMENT.

(ii)	No Conflict. The execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby:

-	do not conflict with, or result in the breach of, any provisions of the articles of incorporation or the by–laws of the SPV;
-	do not conflict with, or result in a breach of, any obligations or undertakings of any nature assumed by the SELLER or the SPV;

-	do not violate any Law applicable to the SELLER or the SPV;

-	do not constitute a default, or give rise to a payment of any penalty or damages, change of any terms, or give rise to a right of termination, cancellation or acceleration of, or require any further consent or waiver under, any agreement or instrument by which the SELLER or the SPV is bound.

(iii)	Existence of the SPV. The SPV is duly organized, validly existing and in good standing under Italian laws and as set forth in its by-laws as currently in force. The SPV has at all times carried out its business and conducted its affairs in accordance with its by-laws in force at that time and has not entered into liquidation or any other debtor relief proceeding under the Italian Law.

(iv)	Capitalization. The SPV is fully compliant with the capital requirement provided for by Italian Law and its authorized capital is equal to Euro 50,000.00 (fifty thousand/00) and is fully issued and paid up in cash. At the CLOSING, the BUYER will acquire full good and marketable title to, and will become the sole, legitimate, exclusive and registered owner of the SHARE free and clear of any encumbrances. There are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating the SPV, conditionally or otherwise, to issue, assign or sell any new shares or other equity or quasi–equity interests, or any instruments convertible into or exchangeable for any shares or other equity or quasi–equity interests.

(v)	Ownership. The SELLER at CLOSING DATE will be the owner of and will have good and valid title to the SHARE. The SELLER has the full and unrestricted right, power and authority to validly sell, assign, transfer and deliver, as of the CLOSING DATE, the SHARE.

(vi)	Participations in other companies. The SPV does not own any participation in other companies, entities or joint-ventures, and are not be bound by any commitment to acquire any such participation or to invest in any companies, entities or joint-venture.

(vii)	Financial statements. The BALANCE SHEETS, the INTERIM FINANCIAL STATEMENTS and the CLOSING FINANCIAL STATEMENTS are, as of their respective dates, true, correct and complete, have been prepared from and are consistent with the books and records of the SPV and have been prepared in accordance with GAAP, consistently applied throughout the periods involved, the ICC and other applicable rules. The BALANCE SHEETS, the INTERIM FINANCIAL STATEMENTS and the CLOSING FINANCIAL STATEMENTS give a true and fair view of the assets, liabilities, any appropriate reserve requirements, financial condition and the results of operations and cash flow of the SPV as of their respective dates and for the periods indicated therein, all in accordance with GAAP, the ICC and other applicable rules.

The BALANCE SHEETS, the INTERIM FINANCIAL STATEMENTS and the CLOSING FINANCIAL STATEMENTS do not omit to state or reflect any material fact concerning the SPV, required to be stated or reflected therein, or necessary to make the statements contained therein not misleading. The BALANCE SHEET and the INTERIM FINANCIAL STATEMENTS are attached to this Agreement, respectively, under Exhibit 8.1. (vii) and Exhibit 8.1.(vii)bis.

(viii)	Books and Accounts. The books of account of the SPV, duly updated as of the CLOSING DATE, are complete and correct in all material respect and reflect all transactions to which the SPV is a party. In particular all payables as of the CLOSING DATE have been accounted for in the SPV’s books.

(ix)	Accounts receivables. All financial and trade accounts receivables and notes receivables reflected in the INTERIM FINANCIAL STATEMENTS and all accounts receivables subsequently accrued between the REFERENCE DATE and the CLOSING DATE, as will result in the CLOSING STATEMENT REVIEW, are (i) valid, genuine and existing, (ii) not subject to any defenses or counter-claims and (iii) fully collectable at their respective maturity date.

(x)	Assets. The SPV has good and valid title, or with respect to assets held under a lease, rental or other leasing agreement, the valid right to use the soil, machinery, furniture, equipment and other tangible assets used in connection with the business of the SPV and all other fixed assets referred to in the INTERIM FINANCIAL STATEMENTS. All assets, equipment and machinery are (except usual wear and tear) in good operating condition and have been regularly and timely maintained in full compliance with manufacturer’s instructions.

(xi)	Undisclosed liabilities. The SPV has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, and there is no basis for any claim against it or any liability, except (i) to the extent set forth on the INTERIM FINANCIAL STATEMENTS; (ii) to the extent specifically set forth in this AGREEMENT; or (iii) with respect to liabilities or obligations incurred in the normal and ordinary course of business, none of which will, or could, have a MATERIAL ADVERSE CHANGE effect.

(xii)	Events Subsequent to the Reference Date. In the period from the REFERENCE DATE and through the CLOSING DATE, the SPV has not:

a.	suffered any damage, destruction or loss by reason of fire, flood, accident, or other casualty, of such character which, directly or indirectly, materially impedes the Ongoing Operations of the SPV;

b.	declared, set aside or paid any dividend or distribution of reserves;

c.	entered into any new agreement with the SELLER or with any PERSONS directly or indirectly controlling, controlled, or affiliated to such entities;

d.	entered into any transactions otherwise than in the ordinary course of business;

e.	accrued or paid any fees or expenses for counsel, accountants or other experts, incident to the negotiation, preparation or execution of this AGREEMENT, or consummation of the transactions contemplated hereby;

f.	entered into any agreement or other commitment for any expenditures for capital assets, and other than for ordinary and routine maintenance and repairs, which maintenance and repair expenditures are not required to be capitalized;

g.	received any termination of, or receipt of notice of termination of any permits, licenses or other administrative authorizations required in order to carry out the SPV business;

h.	been affected by any MATERIAL ADVERSE CHANGE;

j.	carried out any sale or disposition of or undertaking to sell or dispose of any of its assets and liabilities, related to the its business. The PARTIES agreed that for the purposes of this provision, it shall be considered material an asset having a value of more than EUR 30,000.00 (thirty thousands/00).

(xiii)	TAX. The SPV has filed, or caused to be filed, all TAX returns required by any government authority, including, but not limited to, income tax returns, real estate tax returns, value added tax returns and social security declarations. Such tax returns are true, complete and correct.

No TAX audit, TAX assessment or TAX claim is pending and no written notice of any such claim was received as of the date of this AGREEMENT. As of the date of this AGREEMENT, there exists no unpaid income or other TAXES or any TAX deficiency or any unpaid contribution or contribution deficiency assessed by any governmental authority.

The SPV has paid or have made the necessary provisions for the payment of all TAXES, the payment of which was due, and will do so up to the CLOSING DATE; the SPV has withheld, or (as the case may be) have made provisions for, all TAXES required to be withheld and has timely paid such TAXES in accordance with applicable laws and regulations. Any amounts set up for reserves for TAXES in the INTERIM FINANCIAL STATEMENTS are and will be sufficient for the payment of all unpaid TAXES, whether or not such TAXES are disputed or are yet due and payable up to the CLOSING DATE.

No relief from, against or in respect of any TAXES has been claimed and/or given to the SPV which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost.

(xiv)	Contracts. Except as set forth in Exhibit 8.1(xiv), the SPV does not have outstanding:

a.	any third parties’ contracts;

b.	any contracts with the SELLER or persons directly or indirectly controlling, controlled, or affiliated to the SELLER and/or to the ORIGINAL SHAREHOLDERS;

c.	any guarantee, indemnity, or similar undertaking for any indebtedness of any other person;

d.	any contract or commitment not made in the ordinary course of business which is material to the business, economic, financial condition or results of operations of the SPV;

e.	any contract or commitment from which each of the SPV are not entitled to withdraw on 6 months’ notice or less with the application of any charges.

(xv)	Validity of contracts. Each of the contracts and agreements to which the SPV is a party and which are listed under Exhibit 8.1(xiv) to the knowledge of the SELLER constitute a valid and binding obligation of the parties thereto in accordance with their terms and conditions.

(xvi)	Bank accounts. Exhibit 8.1(xvi) contains a list of all bank accounts maintained by the SPV, together with the names of authorized signatories on each such account.

(xvii)	Financing. Except for the LOAN AGREMMENTS, (i) there are no short-term or medium-long-term loans or credit facility granted to the SPV, (ii) there are no factoring agreements to which the SPV is party, (iii) there are no guarantees and letters of “patronage” issued by third parties in favor of credit institutions and in the interest of the SPV and (iv) there are no guarantees and letters of “patronage” issued by the SPV in favor of credit institutions and in the interest of third parties.

(xviii)	Insurance. Exhibit 8.1(xviii) lists all insurance policies maintained by or on behalf of the SPV. The SPV is not in breach of any insurance policy and may directly request the insurance companies to perform payments of sums owed by them in connection with insured events suffered by the SPV. All such policies are in full force and effect and there is no pending claim.

(xix)	Leased Property. The real estate property leased by the SPV is set out in Exhibit 8.1(xix) (the “Leased Properties”).

The Leased Property is leased on the basis of a lease agreement (the “Lease Agreement”) compliant with applicable Laws. The Lease Agreement is and will be, as at the CLOSING DATE, valid, binding, in full force and effect and fully enforceable in accordance with its terms. The Lease Agreement will continue unimpaired after the CLOSING DATE without: (i) the consent of the other party or parties thereto being required; and (ii) the payment of any penalty or change of any material terms.

The SPV is entitled to and has free, undisturbed and exclusive possession of the Leased Property and no other PERSON has any interest in or has any right to possess, occupy or use the Leased Property, nor such possession has been challenged by any third parties.

No party to a Lease Agreement is in breach or default thereunder and the SPV has always been in compliance with the terms of the Lease Agreement.

The Leased Property has a current and valid and subsisting energy performance certificate as required by the applicable Laws. The Leased Property complies with all applicable zoning, building (edilizia e urbanistica), cadastral, health, safety and energy conservation Laws and requirements.

No party to the Lease Agreement has given notice of termination or cancellation of the Lease Agreement or that it intends to terminate, change the terms or cancel the agreement as a result of the transactions contemplated in this AGREEMENT.

The Leased Property is in all material respects in adequate condition and in good maintenance and repair, except for normal wear and tear.

(xx)	Environmental, health and safety matters. To the SELLER’s best knowledge, the SPV has at all times complied with and is currently in material compliance with the provisions of applicable ENVIRONMENTAL AND HEALTH AND SAFETY LAWS.

The SPV has been issued all required and mandatory permits, licenses, certificates and approvals relating to ENVIRONMENTAL AND HEALTH AND SAFETY LAWS and required for the performance and conduct of its business.

No material work or expenditure is required of the SPV under any ENVIRONMENTAL AND HEALTH AND SAFETY LAWS in order to continue to lawfully carry out its business.

The SPV has not received any notice of any fact(s) that might constitute violation(s) of any applicable ENVIRONMENTAL AND HEALTH AND SAFETY LAW.

To the best knowledge of the SELLER there are no emission, spill, release, discharge or threatened release into or upon: (a) the air; (b) the soil or any improvements located thereon; (c) the surface water or ground water; or (d) the sewer, septic system or waste treatment, storage or disposal system servicing the premises of the SPV, of any HAZARDOUS MATERIALS at or from such facilities.

To the best knowledge of the SELLER no owned or Leased Property are contaminated by any HAZARDOUS MATERIALS.

(xxi)	Litigation. There is no claim, action, suit or arbitration, before any court, administrative or regulatory body, arbitration panel, or any governmental agency, threatened or pending against the SPV or relating to the transactions contemplated by this AGREEMENT.

(xxii)	Licenses and permits. The licenses, permits and authorizations held by the SPV including, without limitation, any decision granting incentives in favor of the SPV or of which the SPV is profiting, are valid and in full force and effect, in compliance with all applicable laws and regulation. The SELLER is not aware of any reasons for the suspension, revocation or cancellation, in whole or in part, of the licenses, permits, authorizations and incentives decisions relating to the SPV and/or the PLANT. The SPV holds any and all licenses, permits and authorizations required for the lawful operation of its business and they are being and have been complied with at all times. In particular, the SPV is in compliance with all the requirements of the various permits which were and are required to build and to operate the PLANT, to sell the electricity produced and to continue to receive the incentives granted as of the date hereof

(xxiii)	Absence of employees. As of the CLOSING DATE the SPV does not have any employee.

The SPV has made all necessary filings and taken all actions required to be made or taken, under applicable social security, labor and welfare and health and safety Laws (including, without limitations, Laws governing the mandatory employment of disabled employees), with respect to each of the employees of the SPV whose employment relationship was terminated before the date hereof for any reason whatsoever (the “Former Employees”). Recourse by the SPV to staff leasing, apprenticeship or internship contracts has always been made in full compliance with applicable Laws.

There is no liability for unpaid social security and welfare charges due to the Former Employees under applicable Laws and the applicable bargaining agreements and other agreement or, to the extent such charges were not payable on the REFERENCE DATE, they have been adequately reserved for in the Financial Statements.

No disputes or claims for remuneration adjustments or of any other kind by the Former Employees, or by the relevant trade unions, or by any other Authority are pending and no such disputes or claims have been threatened in writing.

No Former Employee has any pending action or claim, or has any ground to bring an action or claim against the SPV in relation to his/her employment relationship.

(xxiv)	DUE DILIGENCE information. The verbal and written information and documentation provided by the SELLER with respect to the SPV and its business for the purposes of the DUE DILIGENCE investigations conducted on behalf of the BUYER, by its representatives and advisors is complete and does not contain untrue statements. Exhibit 8.1(xxiv) contains the documentation provided by the SELLER, as requested by the BUYER, with respect to the SPV and the its business for the purposes of the DUE DILIGENCE investigations.

(xxv)	Accuracy of information. The SELLER has not omitted to mention to the BUYER any material facts, events and circumstances or documents that relate to the SPV, or the shareholdings in the SPV, which may cause the representations and warranties of the SELLER contained herein to be inaccurate or untrue.

All data and information contained in this AGREEMENT and in its Exhibits or provided to the BUYER regarding the SELLER or the SPV are true, complete and correct.

The SELLER agrees and warrants that (i) no document or information delivered or otherwise made available to the BUYER for the purposes of, or in connection with, this AGREEMENT, the negotiations leading to the conclusions thereof and/or the DUE DILIGENCE conducted by the same contained any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made, and that (ii) the SELLER has not omitted to state or disclose in writing to the BUYER and its advisors all information concerning the SPV, its business, affairs or operations which, under normal business or financial practices, would be material or relevant in, or for the purpose of, entering into the transactions contemplated by this AGREEMENT.

8.2	The BUYER hereby makes the following representations and warranties to the SELLER, each of which is true and accurate as of the date hereof and will be so as of the CLOSING DATE as such representation and warranty had been given on the such date (unless it is specifically provided for that a representation shall be made as of a different date):

(i)	Authorization. The BUYER has full power, authority and capacity to enter into and perform this AGREEMENT. No injunction issued by any court or governmental authority relating to the BUYER in order to restrain or prohibit the consummation of this transaction contemplated by this AGREEMENT is presently in effect, and no suit, action or other legal or administrative proceeding relating to the BUYER is threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this AGREEMENT or the consummation of the transactions contemplated herein. This AGREEMENT is a valid and binding obligation of BUYER, enforceable against BUYER in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar Laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).

(ii)	Existence. The BUYER is duly organized, validly existing and in good standing under Israeli laws and as set forth in its by-laws as currently in force. BUYER is duly qualified or licensed to do business and in good standing.

(iii)	The BUYER is not insolvent, bankrupt or involved in insolvency, liquidation, bankruptcy or similar proceedings and has never presented a motion to be included in such procedures. There are no bankruptcy proceedings or other insolvency proceedings pending against the BUYER and no bankruptcy, liquidation or similar procedures pending against the BUYER.

(iv)	All corporate acts and other proceedings required to be taken by or on behalf of the BUYER to authorize the BUYER to enter into and to carry out this AGREEMENT have been duly and properly taken, and this AGREEMENT has been duly executed and delivered by the BUYER and constitutes the valid and binding obligation of the BUYER enforceable against the BUYER in accordance with its terms.

(v)	The execution, delivery and performance by BUYER of this AGREEMENT or any other related document to which BUYER is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, contravene or result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both): (i) any applicable Law; (ii) the certificate of incorporation or by-laws or other organizational documents of BUYER; or (iii) any contract, agreement or other instrument applicable to BUYER or any of its properties or assets, except as would not materially impair or delay the ability of BUYER to perform its obligations thereunder.

(vi)	BUYER has adequate and available funds to duly perform this AGREEMENT and the transaction contemplated hereby, thus including the payment to the SELLER of the PURCHASE PRICE and all related Taxes.

SECTION 9 - INDEMNIFICATION OBLIGATIONS

9.1	The SELLER will pay the BUYER the full amount of:

(a)	any and all liabilities of the SPV existing at the REFERENCE DATE or arising out of any act, omission, event or transaction occurred or entered into on or prior to the REFERENCE DATE or any state of fact existing on or prior to such date and not reflected in the BALANCE SHEETS and/or in the INTERIM FINANCIAL STATEMENTS and/or in the CLOSING FINANCIAL STATEMENTS;

(b)	any further contingent liability of the SPV which may have materialised or may materialize after the REFERENCE DATE, in relation to any circumstance or state of facts existing on or prior to such date;

(c)	any deficiencies in the assets or properties of the SPV with respect to those reflected in the BALANCE SHEETS and/or in the INTERIM FINANCIAL STATEMENTS and/or in the CLOSING FINANCIAL STATEMENTS;

(d)	any and all LOSSES and out-of-pocket expenses and reasonable and documented attorneys’ and accountants’ fees and expenses incurred or suffered by the SPV which would not have been so incurred and/or suffered if all representations and warranties of the SELLER contained in this AGREEMENT had been true, correct and accurate;

(e)	any and all losses, damages, costs and expenses incurred or suffered by the BUYER which would not have been so incurred and/or suffered if all representations and warranties of the SELLER contained in this AGREEMENT had been true, correct and accurate, to the extent that they are not indemnified under letters (a) to (d) above;

(f)	any and all LOSSES incurred or suffered by the BUYER, as reasonable and documented by the BUYER, in connection with actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorney’s fees) incident to any of the foregoing.

9.2	The PARTIES acknowledge and agree that the BUYER’s determination to purchase the SHARES is based on the fundamental assumption that the BUYER and the SPV will not suffer or incur any LOSSES as per the occurrence of any of the indemnification events mentioned in Section 9.1. Save for Section 9.3 below and subject to the terms and conditions of this AGREEMENT, the occurrence of any of the indemnification events mentioned in Section 9.1 will not be excluded, limited or affected by: (a) any disclosure of any facts or events giving rise to such liability made in this AGREEMENT or in the Exhibits; (b) any investigation or review of the SPV, its business, assets, liabilities, properties, rights, obligations, contracts or accounts, conducted by the BUYER or by its accountants, counsel or other representatives prior to the CLOSING DATE, nor any actual or alleged prior knowledge by the BUYER of any said indemnification event.

9.3	Sole remedy. To the extent permitted by Article 1229 of the ICC, after the occurrence of the CLOSING the rights and remedies provided in Section 9.1 will be exclusive and in lieu of any and all other rights or remedies of the BUYER provided by the Law however arising in connection with, or by virtue of, the occurrence of any indemnification events mentioned in Section 9.1; in particular, after the CLOSING, no indemnification event will give rise to any right on the part of the BUYER to rescind or otherwise terminate this AGREEMENT. In particular, the PARTIES acknowledge and agree that the representations and warranties of the SELLER and the related indemnification obligations are ad hoc contractual arrangements absolutely independent from those provided for by the ICC concerning the sale of goods and, therefore, shall be independent representations, warranties, indemnities and indemnification obligations and not warranties as to promised qualities or to lack of defects. Accordingly, the PARTIES hereby acknowledge and agree that: (a) such representations and warranties, in consideration of their nature of purely contractual arrangements that the PARTIES intended and agreed to be independent from any provision of the ICC relating to the sale of goods, are not subject to the provisions set forth under same ICC, which shall not apply to the representations and warranties of the Sellers; (b) any claim that the BUYER may raise on the basis of, or in connection with, such independent contractual arrangements will be subject only to the exclusions and limitations expressly specified in this Section 9, those of the ICC being expressly deemed inapplicable.

9.4	De minimis, threshold and cap. The SELLER will not be liable to the BUYER under Section 9.1:

(i)	if the amount due in connection with any single occurrence giving rise to liability pursuant to Section 9.1 does not exceed EUR 20.000,00 (twenty thousand/00), unless the single occurrence giving rise to the SELLER liability is part of a series of occurrences arising out of the same set of facts totalling with respect to the same subject matter object of the relevant representation, in the aggregate, more than EUR 40.000,00 (forty thousand/00);

(ii)	until the aggregate of all amounts that would otherwise be due pursuant to Section 9.1 exceeds EUR 60.000,00 (sixty thousands/00), in which case the SELLER liability will be paid in full it being agreed that, to the extent permitted by Article 1229 of the ICC, under no circumstances, the aggregate maximum liability of the SELLER under Section 9.1 will exceed the amount of the ADJUSTED PRICE.

9.5	The limitations to the indemnification obligations of the SELLER under Section 9.4 will not apply to (i) claims of fraud, wilful misconduct or gross negligence on the part of the SELLER and (ii) claims relating to, or arising out of, the inaccuracy of the representation and warranties contained in Sections 8.1(i) (Authorization), 8.1(ii) (No conflict), 8.1 (iii) (Existence of the SPV), 8.1(v) (Ownership), 8.1(iv) (Capitalization).

9.7	Deductions. The amount of indemnity to be paid by the SELLER under Section 9.1 will be reduced by:

(a)	any specific reserve amount relating to the event giving rise to indemnification recorded in the BALANCE SHEETS and/or in the INTERIM FINANCIAL STATEMENTS and/or in the CLOSING FINANCIAL STATEMENTS;

(b)	to the extent that any amount to be paid by the SELLER under Section 9 is deductible by the SPV or the BUYER (as applicable with respect to the indemnified entity) for income tax purposes, in the then current fiscal year, then the indemnity due by the SELLER under Section 9 will be reduced by an amount equal to the positive difference (if any) between: (i) the tax benefit obtained by the SPV or the BUYER (as applicable) by virtue of such deduction; and (ii) any tax payable by them in connection with any indemnification amount paid to the same by the SELLER; it being in any event understood that should there be any uncertainty as to whether a tax benefit or a tax payable may be obtained or as to the amount of the tax benefit or the tax payable, that the PARTIES are not able to solve within the term by which the SELLER has to pay the indemnification according to Section 9.10, then the amount to be indemnified will be paid in full by the SELLER to the BUYER at the expiration of said term, save for the right of the SELLER to be reimbursed of an amount equal to the abovementioned positive difference, if and when it will materialize;

(c)	any insurance indemnification payment or any similar indemnification payment that any of the SPV or the BUYER actually receives in connection with the event giving rise to indemnification; and

(d)	any indemnification payment that any of the SPV or the BUYER actually receives from any third party in connection with the event giving rise to indemnification, provided that the amount of indemnity due will be increased by an amount equal to the costs and expenses incurred by the SPV or the BUYER in seeking the payment of such amounts.

9.8	Handling of Claims - If any event occurs which could give rise to the SELLER liability under Section 9.1, the BUYER will give written notice to the SELLER of such event (the “Claim Notice”) and the following provisions will apply:

(a)	in case the claim is not related or connected to any claim, action, suit or proceeding asserted or initiated by a third party against the SPV (the “BUYER’s Claims”):

(i)	BUYER, no later than 30 (thirty) days from the day in which the same becomes aware of any event in respect of which the SELLER may be liable under Section 9.1, will serve the Claim Notice upon the SELLER. The Claim Notice shall (i) specify in reasonable detail the basis on which indemnification is being asserted, (ii) provide a reasonable estimate of the amount of the LOSSES asserted therein, (iii) specify the provision or provisions of this Agreement under which such LOSSES are asserted and (iv) include copies of all notices and documents (including court papers) served on or received by the Indemnified Party from such third party; and (v) provide the amounts the payment of which is requested by the BUYER in connection therewith;

(ii)	within 20 (twenty) BUSINESS DAYS of the receipt of a Claim Notice, the SELLER will give written notice to the BUYER whether it intends to allow or to challenge the BUYER’s Claim, setting forth in reasonable detail the reasons thereof;

(iii)	should the SELLER:

-	fail to give such notice within the term provided for in Section 9.8(a)(ii); or

-	expressly admit the BUYER’s Claim;

then the BUYER’s Claim will be deemed finally acknowledged and recognized by the SELLER as due to the BUYER and the amount so claimed by the BUYER will become immediately payable;

(iv)	if a notice of disagreement is delivered pursuant to Section 9.8(a)(ii), the SELLER and the BUYER will attempt for a period of 20 (twenty) BUSINESS DAYS to resolve any differences that they may have with respect to any matters constituting the subject matter of such notice. If, at the end of such period, the SELLER and the BUYER fail to reach an agreement in writing with respect to all matters of disagreement, then all matters as to which agreement is not so reached may, thereafter, be submitted to competent court pursuant to Section 12.9;

(b)	if the Claim is the result of a claim, action, suit or proceedings asserted or initiated by a third party against the SPV (the “Third Parties’ Claims”), in addition to the procedure set out in Section 9.8(a):

(i)	the SELLER will have the right to participate, and, to the maximum extent permitted by Law, join, at its cost, by counsel or counsels of its choosing, in the defence of any Third Parties’ Claim constituting the subject matter of the relevant Claim Notice;

(ii)	the SPV and the BUYER will procure that the SPV will cooperate with the SELLER, for so long as the SELLER is participating in the defence of such Third Parties’ Claim, including making available evidence within the control of the SPV and keeping the SELLER timely informed of all facts, circumstances and documents that regard or are connected to such Third Party Claim.

9.10	Payments. All payments to be made pursuant to Section 9 will be made by the SELLER within 10 (ten) BUSINESS DAYS from the latter of: (i) the date on which the term referred to in Section 9.8(a)(ii) has expired, if the Claim Notice has not been challenged by the SELLER pursuant to that Section or the date on which the SELLER have acknowledged and accepted the Claim Notice pursuant to Section 9.8(a)(ii); or (ii) the date on which any matters contained in the Claim Notice challenged by the SELLER has been finally agreed upon between the PARTIES in writing pursuant to Section 9.8(a)(iv); or (iii) the date on which a decision has been issued in accordance with Section 12.9.

9.12	BUYER shall indemnify and hold harmless SELLER and its affiliates and representatives (collectively, the “SELLER Indemnitees”) from and against any and all LOSSES resulting from (i) any breach of any representation or warranty made by BUYER in Section 8.2 or (ii) any failure of BUYER to perform any covenant or agreement hereunder. Provisions under Section 9.9 shall apply, mutatis mutandis, to SELLER Indemnities under this Section 9.12.

9.13       Survival of Representations and Warranties

Except for claims for indemnification relating to representations in Sections 8.1 (i), 8.1 (iii), 8.1 (v), 8.1 (xiii), 8.1 (xx), 8.1 (xxiii), 8.2 (i), 8.2 (ii) for which claims must be asserted on or prior to the fifth (5th) anniversary of the CLOSING DATE, all claims for indemnification under Sections 8.1 and 8.2 with respect to the representations and warranties contained herein must be asserted on or prior to twelve (12) months after the CLOSING DATE.

SECTION 10 - ACTIONS AND CONDUCT OF THE SPV UNTIL CLOSING

10.1	Operation of the Business. During the period from the execution of this AGREEMENT until the CLOSING DATE, the SELLER shall cause the SPV to conduct its business in good faith, in compliance with all applicable laws, regulations and administrative authorizations and only in the ordinary course of business. In particular, with the express exception of activities relating to the ordinary course of business of the SPV, the SELLER covenants and agrees that during such period the SPV will not, without the BUYER’s previous written consent:

(a)	increase or decrease the corporate capital, except for the necessity to meet minimum capital requirements provided for by Italian law by utilizing SELLER’s outstanding trade receivables towards each relevant SPV, for which BUYER’s already expresses its consent;

(b)	issue any debt instruments or execute any notes or other evidences of indebtedness;

(c)	solicit or cause its representatives to solicit, directly or indirectly, any inquiries or proposals, participate, directly or indirectly, in any negotiations or discussions, or provide, directly or indirectly, any information, concerning the sale of any of the SHARES or of all or any portion of the SPV’ business;

(d)	cause or permit any material change in the financial condition, properties, assets, obligations, commitments, operations or prospects of the SPV (other than changes in the ordinary course of business) or any other event or condition of any nature that, individually or in the aggregate, has been or will be adverse to the financial condition, properties, assets, obligations, commitments, operations or prospects of the SPV or to its business;

(e)	cause or permit any change in the SPV’s accounting system employed in preparing its previous financial statements;

(f)	cause or permit the SPV, directly or indirectly, to declare, reserve, set aside, or pay any dividend or other distribution, or cause or permit any split, combination, reclassification, redemption, purchase or other acquisition with respect to any SHARE or any option to purchase the SHARE;

(g)	cause or permit any sale, transfer, or other disposition (including, without limitation, any direct or indirect creation, assumption or permitting of the existence of any mortgage, pledge, deposit, conditional sale, lease or title retention) including, without limitation, any sale, transfer or other disposition between the SPV and the SELLER or any company participated by the SELLER, other than:

1)	purchases of materials in the ordinary course of business; and

2)	contingent liabilities arising out of the endorsement in the ordinary and normal course of the business of negotiable instruments in the course of collection;

(h)	cause or permit any joint venture, merger or consolidation of the SPV with any other company, or any corporate action by the SPV effecting a complete or partial liquidation or dissolution;

(i)	cause or permit any amendment or modification (or agreement relating thereto) of the by-laws of the SPV;

(j)	cause or permit any material changes in the manner of conducting the SPV business;

(k)	grant a remuneration, or authorize or pay any bonus or other benefit or cause or permit the SPV to make any loan or advance to any former or current consultants, director of the SPV other than in the ordinary and normal course of the business;

(l)	make or enter into any agreement or other commitment for any expenditures for capital assets and other than for ordinary and routine maintenance and repairs, which maintenance and repair expenditures are not required to be capitalized;

(m)	permit or cause the SPV to enter into any transaction not disclosed in, or contemplated by, this AGREEMENT (including, without limitation, any contingent obligations of the SPV by way of guaranty, endorsement, indemnity, warranty or otherwise) other than in the ordinary and normal course of the business;

(n)	enter into any agreement or commitment to do any of the actions set out in this Section.

SECTION 11 – CERTAIN CLOSING UNDERTAKINGS

11.1	SELLER will procure that at Closing the SPV and/or the SPV external accountants and consultants deliver to BUYER’s designated director of the SPV, all SPV official documents, corporates books, accounting ledgers, correspondence, banking documents, internet banking credentials, GSE access credentials, credentials required to access the SPV official certified mail box and in general all documents, passwords and information necessary to continue the regular activity and management of the SPV.

SECTION 12 – GENERAL PROVISIONS

12.1	Method of Payment. Save for what expressly otherwise provided for under this AGREEMENT, all payments to be made by one PARTY to the other pursuant to this AGREEMENT shall be made in immediately available funds by wire transfer to the bank account that has to indicated designated by the PARTY entitled to receive the relevant payment at least 5 (five) BUSINESS DAYS prior to the date on which the payment is due.

12.2	Confidentiality. Each PARTY hereto will hold, and will use its commercially reasonable efforts to cause its respective representatives and advisers to hold, in confidence from any person (other than its representatives or advisers, in connection with this AGREEMENT, and with a demonstrable need-to-know), (i) unless compelled to disclose by judicial or administrative process or by other requirements of law or regulations derived there from (including without limitation any disclosure required under applicable regulations in particular any stock exchange regulations), or (ii) unless disclosed in an action or proceeding brought by a PARTY hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information, whether oral or written, concerning the other PARTY or any of its affiliates furnished to it by such PARTY or its representatives and advisers in connection with this AGREEMENT or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been:

(a)	previously known by the PARTY receiving such documents or information without an obligation of confidentiality;

(b)	in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving PARTY;

(c)	later acquired by the receiving PARTY from another source if the other source is not under an obligation to another PARTY hereto to keep such documents and information confidential; or

(d)	independently developed by the receiving PARTY without the use of the other PARTY’s confidential information,

provided, however, that following the CLOSING the foregoing restrictions will not apply to the BUYER’s use of documents and information concerning the SPV furnished by the SELLER hereunder.

In the event the transactions contemplated hereby are not consummated, upon the request of the other PARTY, each PARTY hereto will, and will cause its respective representatives and advisers to, promptly (and in no event later than 5 (five) BUSINESS DAYS after such request) destroy or cause to be destroyed (such destruction certified in writing) or return or cause to be returned all copies of documents and information furnished by the other PARTY in connection with this AGREEMENT or the transactions contemplated hereby. As an exception to the above, a copy of such documents and information may be kept to the extent required to comply with any applicable recording and/or retention mandatory provisions of law.

In the event of any breach of this Section, the PARTIES acknowledge that the non-breaching PARTY may suffer irreparable harm which is difficult to calculate and therefore the relevant damages may be an inadequate remedy. Accordingly, the PARTIES agree that the non-breaching PARTY shall be entitled to seek temporary and permanent injunctive relief which may be available against the breaching PARTY and its affiliates, and the other rights and remedies to which the non-breaching PARTY may be entitled to at law, in equity and under this AGREEMENT.

The foregoing confidentiality obligations shall survive the termination or the consummation of the transactions contemplated hereby for a period of three (3) years thereafter.

The PARTIES within 5 (five) days from the execution of this AGREEMENT and, afterwards, from the CLOSING shall agree on a common text of a press release regarding the transaction.

12.3	Costs and expenses. Except as otherwise provided in this AGREEMENT, each of the PARTIES hereto shall pay its own expenses incident to the preparation, signature and performance of this AGREEMENT, whether or not the transactions contemplated herein are consummated. Stamp duty and notarial fees and costs relating to the transfer of the SHARE shall be borne by the BUYER.

12.4	Entire Agreement. This AGREEMENT, including the DEED OF TRANSFER, embodies the entire agreement between the PARTIES hereto and supersedes all prior agreements, negotiations, offers and undertaking of the PARTIES with respect to the transaction contemplated herein. Except for the DEED OF TRANSFER, there have been and are no arrangements or warranties between the PARTIES other than those set forth or provided for herein. This AGREEMENT may be amended only in writing through a document duly signed by the BUYER and the SELLER.

12.5	Notices. All notifications to be made on the basis of this AGREEMENT must be sent in writing by registered letter with return receipt anticipated by facsimile to the following addresses:

     If to the SELLER:

Pronto-Verde AG

[ ]

     If to the BUYER:

Blue Sphere Corp.

[ ]

or to the different addresses subsequently communicated in writing by one PARTY to the other PARTY.

A PARTY may notify the other PARTY of a change to its name, relevant addressee, address or fax number for the purposes of this clause, provided that such notice shall only be effective on: (i) the date specified in the notification as the date on which the change is to take place; or (ii) if no date is specified or the date specified is less than 5 (five) BUSINESS DAYS after the date on which notice is given, the date following 5 (five) BUSINESS DAYS after notice of any change has been given.

Notices shall be deemed to have been received on the date of transmission of the facsimile, as indicated in the facsimile confirmation report.

In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon, and that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

12.6	Waiver. Any waiver by a PARTY at any moment or for any period of time of any provision of this AGREEMENT shall not be construed by the other PARTIES as a renunciation of said provisions or rights, which may be enforced at any subsequent moment.

12.7	Assignment. Neither PARTY may assign any of its rights, title or interest under this AGREEMENT without the prior consent of the other parties, except that the BUYER shall always be entitled to assign, with no SELLER’s consent being required, any of the BUYER’s rights arising out of this AGREEMENT (including those arising from the indemnification provisions) to a company controlled by the BUYER. Subject to the preceding sentence, this AGREEMENT will apply to, be binding in all respects upon, and incur to the benefit of the successors and permitted assignees of the PARTIES.

12.8	Governing Law and Language. The construction, validity and performance of this AGREEMENT shall be governed by the Laws of Italy. The AGREEMENT may be translated into any language other than the English language, provided, however, that, for all purposes, the English language text of the AGREEMENT shall prevail.

12.10	Exclusive jurisdiction. The PARTIES hereby submit to the exclusive jurisdiction of the Court of Milan (Italy) any legal suit, action or proceeding arising out of, or in connection with, this AGREEMENT.

12.11	Announcements. Each of the PARTIES to this AGREEMENT hereby agrees with the other PARTIES that, except as required to comply with the requirements of mandatory provisions of law, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this AGREEMENT unless specifically approved in advance by the both PARTIES.

12.12	Several liability. Anything to the contrary in this AGREEMENT or in any applicable law notwithstanding, SELLER shall be liable against the BUYER under this AGREEMENT.

12.14	Binding Effect. This AGREEMENT shall be binding upon and inure to the benefit of the PARTIES and their respective heirs, successors and permitted assigns.

IN WITNESS THEREOF, the PARTIES hereto have signed this AGREEMENT and its Exhibits on June 29, 2017 in Milan.

/s/ Mr. Shlomo Palas	/s/ Mr. Giovanni Di Vincenzo

BLUESPHERE CORP.	PRONTO VERDE AG
Mr. Shlomo Palas	Mr. Giovanni Di Vincenzo